Exhibit 99.1

Evolution Petroleum Announces Results for the Fiscal 2021 First Quarter Ended September 30, 2020 and
Declares Quarterly Common Stock Dividend

HOUSTON, TX / ACCESSWIRE / November 5, 2020 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today financial results and operating highlights for its fiscal first quarter ended September 30, 2020 (the "current quarter") with comparisons to the fiscal fourth quarter ended June 30, 2020 (the "prior quarter").
Highlights for the Quarter:
•Paid 28th consecutive quarterly cash dividend on common shares and declared the next dividend payment of $0.025 per share, payable on December 31, 2020.
•Recorded total revenues of $5.6 million, a 67% increase from the prior quarter.
•Generated operational cash flows in excess of quarterly dividend and ended the current quarter with $19.8 million in cash and remained debt free.
•Denbury Resources Inc.("Denbury"), the operator of Evolution's Delhi field, announced that it had completed its financial restructuring and emerged from Chapter 11 bankruptcy.
•Recorded a $9.6 million non-cash impairment as a result of the 12-month trailing average price for crude oil decreasing from $47.37 per barrel at June 30, 2020 to $43.63 per barrel at September 30, 2020 as well as reduced oil differentials.
•Purchased CO2 supply came back online at Delhi as pipeline repairs were recently completed. Purchased CO2 started flowing again on October 26, 2020 at an initial restricted rate of approximately 65 MMcf per day.
Management Comments on Results
"Although the COVID-19 pandemic continues to create volatility in our sector, our early response has resulted in reductions in our operating cost structure, while maintaining a debt-free balance sheet and a dividend to our shareholders,” said Jason Brown, President and CEO. “The foundation of Evolution remains unchanged as we believe that our long life, low decline assets with substantial remaining upside continue to be attractive for the long term. We are working closely with our third-party operators to continue to further reduce operating costs and optimize maintenance capital spending. We are encouraged by the performance of a number of our wells that have been returned to production after being shut-in previously due to declines in oil prices. We were pleased by Denbury's announcement that it had completed its financial restructuring and emerged from Chapter 11 bankruptcy with the ability to return to investments in the Delhi Field. We look forward to kicking-off Phase V development program to increase production along with additional conformance work in 2021 which will slow the decline of current production. Equally important, repairs were recently completed to the purchased CO2 supply line to the Delhi field that had been shut-in since February, reducing the rate of CO2 injection and therefore, reducing our oil production. Purchased CO2 volumes began flowing again in late October at a rate of approximately 65 MMcf per day, providing some much needed pressure support which is expected to increase over the next six months. We also just completed our fall credit line redetermination and extended the facility an additional three years for use in our acquisition effort geared towards supporting our dividend policy. We believe that the recent stabilization of oil prices should help facilitate that effort."
Financial and Operational Results
Evolution reported total revenues for the quarter of $5.6 million versus $3.4 million in the prior quarter, a 66.9% increase primarily driven by a 66.1% increase in the average realized oil price of $36.93 per barrel compared to $22.23 in the prior quarter. This increase was partially offset by a 2.9% decrease in total volumes primarily due to the purchased CO2 supply pipeline shut-in, planned and unplanned shut downs, and a maintenance project at the Delhi NGL plant completed in early September. Also contributing to the increase in total revenues was a 332% increase in the average realized NGL price of $9.11 per barrel of oil equivalent ("BOE") compared to $2.11 per BOE in the prior quarter.
Total net production in barrels of oil equivalent per day ("BOEPD") decreased 4.0% to 1,841 BOEPD in the current quarter compared to 1,918 BOEPD in the prior quarter. This decrease is primarily attributable to the decrease in production associated with the Delhi field, as described above.
Lease operating costs were $2.4 million in the current quarter, an increase of 4.9% from $2.3 million in the prior quarter. Delhi continued to have no purchased CO2 costs in the current quarter. As previously reported, the pipeline that supplies CO2 to the Delhi field was shut in on February 22, 2020 when a pressure loss was detected. Evolution does not have any ownership in this pipeline and did not bear any of the repair costs. The recycle facilities are operating as usual, and these facilities provide approximately 80% of the historically injected CO2 volumes. CO2 purchased volumes provide reservoir pressure support by replacing the volumes of oil, NGL and water produced, thus the temporary reduction of injected volumes due to the pipeline repair work resulted in reduced reservoir pressure support, and a subsequent reduction in oil production. Resumption of increased CO2 injection volumes is expected to gradually restore reservoir pressure to previous levels which should benefit total oil production. All other lease operating costs increased $0.1 million to $2.4 million compared to $2.3 million in the prior quarter primarily due to an increase in overall activity as a result of the increase in oil prices.

The Company recorded a proved property non-cash impairment of $9.6 million during the current quarter primarily as a result of the extremely low oil prices realized in March through May 2020, which is included in the trailing 12-month average price calculation required for the quarterly ceiling test. The Company utilizes the full cost method of accounting for its oil and gas properties. Under the full cost method of accounting, capitalized costs of oil and gas properties, net of accumulated DD&A and related deferred taxes, are limited to the estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unproved properties included in the amortization base, plus the cost of unproved properties excluded from amortization, as adjusted for related income tax effects (the valuation “ceiling”). The trailing 12-month average first day of the month prices used in calculating the Company's ceiling test at September 30, 2020 were $43.63 per barrel of oil and $7.85 per barrel of natural gas liquids compared to $47.37 per barrel of oil and $9.00 per barrel of natural gas liquids at June 30, 2020. If oil prices remain at or near the current levels for the remainder of fiscal 2021, the Company currently expects that it would also record impairments in the subsequent two quarters in fiscal 2021, as the 12-month average price used in determining the full cost ceiling value will continue to decline due to the effect of the lower commodity prices of March through May 2020 and the rolling off of much higher prices in the second quarter of fiscal 2020.

The Company recorded a net loss on derivative contracts of $0.3 million during the current quarter compared to a net loss of $1.4 million in the prior quarter. The current quarter consists of $1.1 million of realized losses, offset by non-cash $0.8 million of unrealized mark-to-market gains as oil prices were lower from those existing at the end of the prior quarter.

General and administrative (''G&A'') expenses (inclusive of non-cash expenses) increased 25.4% to $1.3 million for the current quarter compared to $1.0 million in the prior quarter. The increase in G&A expenses was primarily attributable to the prior quarter's reduction of incentives accrued earlier in fiscal 2020.
Income tax benefit increased $2.3 million, or 399%, from the prior quarter, primarily due to a higher current quarter's pre-tax loss driven by the proved property impairment. At September 30, 2020, the Company has a receivable for income tax refunds of approximately $3.1 million.
Net loss for the quarter was $7.1 million (including $9.6 million pre-tax / $7.3 million after-tax of a non-cash impairment), or $0.22 per diluted share, compared to a net loss of $2.3 million, or $0.07 per diluted share, in the previous quarter.
Capital Spending
During the current quarter, Evolution incurred $0.2 million of capital expenditures primarily due to Delhi field re-entry work, maintenance capital and plugging costs. Based on discussions with the operators at Delhi and Hamilton Dome, the Company expects to continue to perform conformance workover projects in both fields and will likely incur additional maintenance capital expenditures, primarily at Delhi. Such amounts are not known or approved, but the Company expects such expenditures to be in the range of $0.75 million to $1.0 million during fiscal 2021. In addition, the Company has planned for Delhi Phase V development expenditures of approximately $1.9 million to be incurred in 2021. Phase V development expenditures are expected to total $8.6 million with $3.7 million to be incurred in 2022 and the remainder over the next two years.
Liquidity and Outlook
Working capital increased by $0.5 million from the prior quarter to $21.8 million. The increase in working capital is primarily due to a decrease in derivative contract liabilities, partially offset by increases in cash and in oil and gas receivables due to higher average realized prices. The Company ended the quarter with $19.8 million in cash after paying out $0.8 million in dividends, no debt and an undrawn reserve-based credit facility. Effective as of November 2, 2020, the Company completed its annual fall redetermination, and extended the facility an additional three years. As expected from the lower oil price environment, the redetermination of the borrowing base resulted in a decrease from $27 million to $23 million, however availability is subject to, and currently limited by, the Company's financial covenants. The facility remains fully undrawn.
Operations Update
Although the WTI average price increased 46% from the prior quarter, the Company expects the price of crude oil to experience some near-term volatility, as evidenced by the current crude oil futures market. The Company cannot predict the duration such volatility nor the current supply-demand imbalance, but must be prepared for crude oil prices to remain depressed for an extended period and for its potential effects on the Company's business, financial condition, results of operations, and cash flows.
On September 18, 2020, Denbury announced that it had completed its financial restructuring and emerged from Chapter 11 bankruptcy. The Company believes that Denbury now has access to capital, liquidity and the financial flexibility to begin Phase V development and other conformance work during 2021.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.025 per share of common stock, which will be paid on December 31, 2020 to common stockholders of record on December 15, 2020. This will be the twenty-ninth consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $67 million or $2.05 per share back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.
Quarterly Conference Call
Evolution Petroleum Corporation will host its earnings conference call for the quarter ended September 30, 2020 on Friday, November 6, 2020 at 2:00 p.m. Eastern (1:00 p.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and David Joe, Chief Financial Officer. Details for the conference call are as follows:
Date: Friday, November 6, 2020
Time: 2:00 p.m. Eastern
Call: 844-369-8770 (toll-free United States & Canada)
Call: 862-298-0840 (toll International)
To listen live via webcast over the internet, click the link https://www.webcaster4.com/Webcast/Page/2188/38310 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through December 6, 2020 and will be accessible by calling 877-481-4010 (toll-free United States & Canada); 919-882-2331 (International) with the replay pin number of 38310.
About Evolution Petroleum
Evolution Petroleum is an independent energy company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Evolution's largest assets are its interests in a CO2 enhanced oil recovery project in Louisiana's Delhi field and its interests in the Hamilton Dome unitized field located in Hot Springs County, Wyoming. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.
Company Contacts:
Jason Brown, President & CEO
(713) 554-1850
David Joe, SVP & CFO
(713) 554-1860

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,
	2020	2019
Revenues
Crude oil	$5,379,161	$8,845,504
Natural gas liquids	216,026	305,944
Natural gas	189	767
Total revenues	5,595,376	9,152,215
Operating costs
Lease operating costs	2,397,924	3,090,089
Depreciation, depletion, and amortization	1,410,888	1,449,754
Proved property impairment	9,602,620	—
Net loss on derivative contracts	334,966	—
General and administrative expenses *	1,278,698	1,338,353
Total operating costs	15,025,096	5,878,196
Income (loss) from operations	(9,429,720)	3,274,019
Other
Interest and other income	14,426	66,129
Interest expense	(22,032)	(29,345)
Income (loss) before income taxes	(9,437,326)	3,310,803
Income tax provision (benefit)	(2,302,178)	517,983
Net income (loss) attributable to common stockholders	$(7,135,148)	$2,792,820
Earnings (loss) per common share
Basic	$(0.22)	$0.08
Diluted	$(0.22)	$0.08
Weighted average number of common shares outstanding
Basic	32,955,656	33,126,645
Diluted	32,955,656	33,134,372

* For the three months ended September 30, 2020 and 2019, non-cash stock-based compensation expenses were $300,351 and $332,013, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2020	June 30, 2020
Assets
Current assets
Cash and cash equivalents	$19,825,370	$19,662,528
Receivables from oil and gas sales	2,106,887	1,919,213
Receivables of federal and state income taxes	3,112,772	3,243,271
Prepaid expenses and other current assets	408,536	491,686
Total current assets	25,453,565	25,316,698
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	55,737,077	66,512,281
Other property and equipment, net	15,829	17,639
Total property and equipment, net	55,752,906	66,529,920
Other assets, net	783,417	291,618
Total assets	$81,989,888	$92,138,236
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,536,883	$1,471,679
Accrued liabilities and other	1,024,464	716,648
Derivative contract liabilities	1,094,734	1,911,343
State and federal income taxes payable	301,395	179,189
Total current liabilities	3,957,476	4,278,859
Long term liabilities
Deferred income taxes	8,900,683	11,061,023
Asset retirement obligations	2,602,477	2,588,894
Operating lease liability	70,761	84,978
Total liabilities	15,531,397	18,013,754
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 32,953,837 and 32,956,469 shares issued and outstanding, respectively	32,953	32,956
Additional paid-in capital	41,584,452	41,291,446
Retained earnings	24,841,086	32,800,080
Total stockholders’ equity	66,458,491	74,124,482
Total liabilities and stockholders’ equity	$81,989,888	$92,138,236

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income (loss) attributable to the Company	$(7,135,148)	$2,792,820
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	1,410,888	1,449,754
Proved property impairment	9,602,620	—
Stock-based compensation	300,351	332,013
Deferred income taxes	(2,160,340)	(29,083)
Net loss on derivative contracts	334,966	—
Payments made for derivative settlements	(1,096,472)	—
Other	3,816	18,526
Changes in operating assets and liabilities:
Receivables	(57,175)	199,064
Prepaid expenses and other current assets	83,150	95,219
Net operating loss carryback	(512,042)	—
Accounts payable and accrued expenses	250,421	(276,864)
State and federal income taxes payable	122,206	462,066
Net cash provided by operating activities	1,147,241	5,043,515
Cash flows from investing activities
Capital expenditures for oil and natural gas properties	(153,205)	(522,413)
Net cash used in investing activities	(153,205)	(522,413)
Cash flows from financing activities
Common stock dividends paid	(823,846)	(3,306,408)
Common share repurchases, including shares surrendered for tax withholding	(7,348)	(1,362,424)
Net cash used in financing activities	(831,194)	(4,668,832)
Net increase (decrease) in cash and cash equivalents	162,842	(147,730)
Cash and cash equivalents, beginning of period	19,662,528	31,552,533
Cash and cash equivalents, end of period	$19,825,370	$31,404,803

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2020	2019
Income taxes paid	$248,000	$85,000
Non-cash transactions:
(Decrease) increase in accrued purchases of property and equipment	(55,311)	102,981
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	91,608	—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	Variance	Variance %
Oil and gas production
Crude oil revenues	$5,379,161	$3,297,315	$2,081,846	63.1%
NGL revenues	216,026	55,295	160,731	290.7%
Natural gas revenues	189	237	(48)	(20.3)%
Total revenues	$5,595,376	$3,352,847	$2,242,529	66.9%

Crude oil volumes (Bbl)	145,657	148,339	(2,682)	(1.8)%
NGL volumes (Bbl)	23,724	26,177	(2,453)	(9.4)%
Natural gas volumes (Mcf)	130	152	(22)	(14.5)%
Equivalent volumes (BOE)	169,403	174,541	(5,138)	(2.9)%

Crude oil (BOPD, net)	1,583	1,630	(47)	(2.9)%
NGLs (BOEPD, net)	258	288	(30)	(10.4)%
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	1,841	1,918	(77)	(4.0)%

Crude oil price per Bbl	$36.93	$22.23	$14.70	66.1%
NGL price per Bbl	9.11	2.11	7.00	331.8%
Natural gas price per Mcf	1.45	1.56	(0.11)	n.m.
Equivalent price per BOE	$33.03	$19.21	$13.82	71.9%

CO2 costs	$—	$—	$—	—%
Other lease operating costs	2,397,924	2,285,264	112,660	4.9%
Total lease operating costs	$2,397,924	$2,285,264	$112,660	4.9%

CO2 costs per BOE	$—	$—	$—	—%
All other lease operating costs per BOE	14.16	13.09	1.07	8.2%
Lease operating costs per BOE	$14.16	$13.09	$1.07	8.2%

CO2 costs per mcf	$—	$—	$—	—%
CO2 volumes (MMcf per day, gross)	—	—	—	—%

DD&A of proved oil and gas properties	$1,362,085	$1,403,361	$(41,276)	(2.9)%
Depreciation of other property and equipment	1,810	1,810	—	—%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	43,602	42,652	950	2.2%
Total DD&A	$1,410,888	$1,451,214	$(40,326)	(2.8)%

Oil and gas DD&A rate per BOE	$8.04	$8.04	$—	—%
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2020	2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$5,379,161	$8,845,504	$(3,466,343)	(39.2)%
NGL revenues	216,026	305,944	(89,918)	(29.4)%
Natural gas revenues	189	767	(578)	(75.4)%
Total revenues	$5,595,376	$9,152,215	$(3,556,839)	(38.9)%

Crude oil volumes (Bbl)	145,657	149,107	(3,450)	(2.3)%
NGL volumes (Bbl)	23,724	26,516	(2,792)	(10.5)%
Natural gas volumes (Mcf)	130	356	(226)	(63.5)
Equivalent volumes (BOE)	169,403	175,682	(6,279)	(3.6)%

Crude oil (BOPD, net)	1,583	1,621	(38)	(2.3)%
NGLs (BOEPD, net)	258	288	(30)	(10.4)%
Natural gas (BOEPD, net)	—	1	(1)	n.m.
Equivalent volumes (BOEPD, net)	1,841	1,910	(69)	(3.6)%

Crude oil price per Bbl	$36.93	$59.32	$(22.39)	(37.7)%
NGL price per Bbl	9.11	11.54	(2.43)	(21.1)%
Natural gas price per Mcf	1.45	2.15	(0.70)	(32.6)
Equivalent price per BOE	$33.03	$52.10	$(19.07)	(36.6)%

CO2 costs	$—	$1,284,767	$(1,284,767)	(100.0)%
Other lease operating costs	2,397,924	1,805,322	592,602	32.8%
Total lease operating costs	$2,397,924	$3,090,089	$(692,165)	(22.4)%

CO2 costs per BOE	$—	$7.31	$(7.31)	(100.0)%
All other lease operating costs per BOE	14.16	10.28	3.88	37.7%
Lease operating costs per BOE	$14.16	$17.59	$(3.43)	(19.5)%

CO2 costs per mcf	$—	$0.84	$(0.84)	(100.0)%
CO2 volumes (MMcf per day, gross)	—	69.7	(69.7)	(100.0)%

DD&A of proved oil and gas properties	$1,362,085	$1,417,754	$(55,669)	(3.9)%
Depreciation of other property and equipment	1,810	2,322	(512)	(22.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	43,602	26,287	17,315	65.9%
Total DD&A	$1,410,888	$1,449,754	$(38,866)	(2.7)%

Oil and gas DD&A rate per BOE	$8.04	$8.07	$(0.03)	(0.4)%

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